                                                                     Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of the registrant, each of which is wholly owned by the registrant.

     NAME                        STATE OF INCORPORATION
     ----                        ----------------------

  Carolina Metals, Inc.                 Delaware

  NMI Foreign Sales
    Corporation                    U.S. Virgin Islands

  NMI Holdings, Inc.                  Massachusetts